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Exhibit 99.2

Fairfield, NJ - Prime Hospitality Corp. (NYSE:PDQ) ("Prime") announced today that it has commenced a tender offer and consent solicitation for all of its $190,000,000 of outstanding 9-3/4% Senior Subordinated Notes due 2007. Prime intends to fund the tender offer with the net proceeds from its issuance of $200,000,000 of 8 3/8% Senior Subordinated Notes due 2012 which it priced on Tuesday, April 16, 2002 and cash on hand. Prime expects the settlement of the sale of these notes to occur on Monday, April 29, 2002.

           In connection with the tender offer, consents are being solicited to effect certain changes to the covenants contained in the indenture under which the 9-3/4% Senior Subordinated Notes were issued. Holders may not tender their notes without delivering consents and may not deliver consents without tendering their notes. Tendering holders who validly tender and deliver consents by the consent date, which is April 29, 2002, will receive total consideration of $1,050.00 per $1,000 principal amount of such notes, which includes a consent fee of $30.00 per $1,000 principal amount. Holders who validly tender their notes after the consent date will only receive the tender consideration and not the consent fee. Accrued interest will be paid in respect of notes validly tendered and accepted for payment.

           The consent solicitation will expire at 5:00 P.M., New York City Time, on Monday, April 29, 2002 and the tender offer will expire at 12:00 midnight, New York City Time, on Tuesday, May 14, 2002, in each case unless extended or earlier terminated by Prime. Prime currently plans to call for the redemption of any notes not tendered in the tender offer at a redemption price of $1,048.75 per $1,000 principal amount of such notes. This press release does not constitute a call for redemption, which may be made at a later date in accordance with the indenture.

           Prime has engaged Bear, Stearns & Co. Inc. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation.

           Questions concerning the tender offer and the consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327. D.F. King & Co., Inc. is acting as information agent in connection with the tender offer and the consent solicitation. Holders may obtain information relating to the tender offer and the consent solicitations or documents by contacting D.F. King & Co., Inc. at (800) 549-6746.

           Prime Hospitality Corp., one of the nation's premiere lodging companies, owns, manages, develops and franchises 234 hotels throughout the United States. Prime owns and operates two proprietary brands, AmeriSuites(R) (all-suites) and Wellesley Inns & Suites(R) (limited-service). Also within Prime's portfolio are owned and/or managed hotels operated under franchise agreements with national hotel chains including Hilton, Radisson, Sheraton, Holiday Inn and Ramada.


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           Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information about our possible or assumed future results of operations and statements preceded by, followed by or that include the words "expect," "intend," "plan," or similar expressions, or the negative thereof. Actual results may differ materially from those expressed in these forward-looking statements. Readers of this press release are cautioned not to unduly rely on any forward-looking statements.


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